EXHIBIT 10.1


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                       AMENDED SHARE PURCHASE AGREEMENT



                                    BETWEEN



                      COMDISCO FACTORING (NEDERLAND) B.V.

                                      AND

                   COMPRENDIUM INVESTMENT (DEUTSCHLAND) GMBH










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ARTICLE I DEFINITIONS.....................................................
    1.1       Definitions.................................................
ARTICLE II SALE AND PURCHASE OF THE SHARES................................
    2.1       Sale and Purchase...........................................
    2.2       Purchase Price..............................................
    2.3       Payments in Relation to the Contracts.......................
ARTICLE III CONDITIONS; FURTHER ASSURANCES................................
    3.1       Seller's Covenants..........................................
    3.2       Purchaser's Covenants.......................................
    3.3       (Intentionally left blank)..................................
    3.4       Publicity...................................................
    3.5       Further Assurances by the Parties...........................
    3.6       Title Covenant..............................................
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER.......................
    4.1       General Warranty............................................
    4.2       Due Incorporation of Seller.................................
    4.3       Due Incorporation of Seller's Guarantor.....................
    4.4       Due Incorporation of the Company............................
    4.5       Ownership...................................................
    4.6       Capitalization..............................................
    4.7       Authority; Validity of Agreement............................
    4.8       Execution; Validity of Agreement............................
    4.9       Consent and Approvals.......................................
    4.10      Public Law..................................................
    4.11      Financial Statements, Accounts..............................
    4.12      No Undisclosed Liabilities..................................
    4.13      Events Since the Balance Sheet Date ........................
    4.14      Title to Properties; Encumbrances...........................
    4.15      Contracts and Commitments...................................
    4.16      Change of Control...........................................
    4.17      Intellectual Property.......................................
    4.18      Employees and Employee Benefits.............................
    4.19      Litigation..................................................
    4.20      Insurance...................................................
    4.21      No Other Representations or Warranties......................
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER.....................
    5.1       Power, Authority and Consents...............................
    5.2       Due Incorporation of Purchaser and Purchaser's Guarantor....
    5.3       Due Authorization...........................................
ARTICLE VI COVENANTS......................................................
    6.1       Cooperation after Closing...................................
    6.2       Reasonable Inspection after Closing.........................
    6.3       Software....................................................
    6.4       Comdisco Trademark..........................................
    6.5       Confidentiality.............................................
ARTICLE VII (Intentionally left blank)....................................
ARTICLE VIII REMEDIES, LIMITATIONS ON LIABILITY...........................
    8.1       Exclusion of Certain Provisions.............................
    8.2       Sole and Exclusive Remedy...................................
    8.3       Purchaser's Rights..........................................
    8.4       Special Indemnification.....................................
    8.5       Exclusion of Liability......................................
    8.6       Further Limitations on Liability............................
    8.7       Indemnification Proceedings.................................
    8.8       Change of Law...............................................
    8.9       Purchaser's Knowledge.......................................
    8.10      Seller's Rights.............................................
    8.11      Tax Indemnification.........................................
    8.12      Tax Indemnification Procedures..............................
    8.13      Assistance and Cooperation Related to Taxes.................
ARTICLE IX MISCELLANEOUS..................................................
    9.1       (Intentionally left blank)..................................
    9.2       Expenses....................................................
    9.3       Amendment...................................................
    9.4       Notices.....................................................
    9.5       Waivers.....................................................
    9.6       Interpretation..............................................
    9.7       Governing Law, Arbitration..................................
    9.8       Assignment..................................................
    9.9       No Third Party Beneficiaries................................
    9.10      Further Assurances..........................................
    9.11      Severability................................................
    9.12      Entire Understanding........................................

                       AMENDED SHARE PURCHASE AGREEMENT


           THIS AMENDED SHARE PURCHASE AGREEMENT is made by and between COMDISCO FACTORING (NEDERLAND) B.V., a corporation duly established and validly existing under the laws of The Netherlands, with its corporate seat in Strawinskylaan 3105 7e etage, 1077 ZX Amsterdam, The Netherlands and registered with the Chamber of Commerce for Amsterdam under number 33213969 (the "Seller") and COMPRENDIUM INVESTMENT (DEUTSCHLAND) GMBH (formerly FRANZISKA 2002 VERMOGENSVERWALTUNG GMBH, a limited liability company duly established and validly existing under the laws of Germany, with its corporate seat in Munich, Germany (the "Purchaser"). Certain capitalized terms used herein are defined in Article I.



                             W I T N E S S E T H:



           WHEREAS, the Seller's group is engaged in the business of leasing and providing remarketing services for distributed computing systems (servers, workstations, personal computers, local area networks and other high technology equipment);



           WHEREAS, Comprendium Leasing (Deutschland) GmbH, formerly known as Comdisco Deutschland GmbH, is a limited liability company (Gesellschaft mit beschrankter Haftung) duly established and validly existing under the laws of Germany with its corporate seat in Oskar-Messter-Strabe 24, 85737 Ismaning/Munchen, Germany and registered with the commercial register of the Amtsgericht Munchen under HRB 96654 (the "Company"). The stated share capital of the Company amounts to DEM 51,100,000 (fifty one million one hundred thousand);



           WHEREAS, Seller is the legal and beneficial owner of five share quotas in the company with an aggregate nominal value of DEM 51,100,000 (fifty one million one hundred thousand) divided into share quotas with a nominal value of DEM 50,000,000 (fifty million), DEM 1,000,000 (one million), DEM 80,000 (eighty thousand), DEM 10,000 (ten thousand) and DEM 10,000 (ten thousand), respectively (the "Shares"). The stated share capital of the Company is fully paid in;



           WHEREAS, Seller and Purchaser have the mutual understanding that the Purchase Price shall exclusively be based (i) on US-GAAP book values and
(ii) the legal, financial and factual condition of the Company as disclosed in the Data Room Documents, except as expressly set forth in this Agreement, and that there shall be no guarantee, representation or other form of statement with respect to the profitability or the value of the Company except as expressly set forth in this Agreement;



           WHEREAS, subject to the terms and conditions set forth in this Agreement, Seller desires to sell all of its rights, title and interest in the Shares and Purchaser desires to purchase such rights, title and interest in the Shares from Seller.



           NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

           1.1. Definitions. The following terms shall have the following meanings for the purposes of this Agreement:



"Accounts"                                  shall have the meaning set forth in Section 4.11(a);

"Affiliate"                                 shall mean an entity in which Seller's or Purchaser's
                                            Guarantor holds, directly or indirectly, more than 50%
                                            of the shares and effectively controls more than 50% of
                                            the voting rights;

"Agreement"                                 shall mean this Amended Share Purchase Agreement,
                                            including all Schedules hereto;

"Balance Sheet Date"                        shall have the meaning set forth in Section 4.13;

"Bank"                                      shall mean ABN AMRO and affiliates;

"Basket"                                    shall have the meaning set forth in Section 8.6(a)(i);

"Betapulse Documents"                       shall have the meaning set forth in Section 3.6;

"Betapulse Share"                           shall have the meaning set forth in Section 3.6;

"Business Day"                              shall mean any day of the year other than (i) any
                                            Saturday or Sunday or (ii) any other day on which banks
                                            located in Munich, Germany generally are closed for
                                            business; "Cap" shall have the meaning set forth in
                                            Section 8.6(a)(ii);

"Closing"                                   shall mean the obligation of the parties to consummate
                                            the transactions contemplated in this Agreement;

"Closing Date"                              shall mean the date on which the Closing occurs or is to
                                            occur as set forth in Section 2.1(a);

"Closing Memorandum"                        shall mean the closing memorandum between Comdisco
                                            Factoring (Nederland) B.V. and Franziska 2002
                                            Vermogensverwaltung GmbH dated 29 April 2003, including
                                            all Schedules and Annexes thereto;

"Chapter 11 Case"                           shall mean that Seller's ultimate parent company, along
                                            with certain of its affiliates, has filed a voluntary
                                            petition for relief commencing a case under Chapter 11
                                            of Title 11 of the United States Code, 11
                                            U.S.C.ss.ss.101 et seq., as amended ("Chapter 11"), in
                                            the United States Bankruptcy Court for the Northern
                                            District of Illinois; Comdisco Holding Company, Inc., as
                                            successor company to Seller's ultimate parent company,
                                            emerged from bankruptcy under a confirmed plan of
                                            reorganization ("Plan") that became effective on August
                                            12, 2002; Comdisco Holding Company, Inc.'s business
                                            purpose under the Plan is limited to the orderly sale or
                                            run-off of all its remaining assets;

"Comdisco Trademark"                        shall have the meaning set forth in Section 6.4;

"Company"                                   shall have the meaning set forth in the recitals to this
                                            Agreement;

"Contract"                                  shall mean an agreement listed in Schedule 2.3(a)
                                            including any amendment, replacement, novation or other
                                            alteration of such agreement;

"Cure Period"                               shall have the meaning set forth in Section 8.7(b);

"Data Room"                                 shall mean the data room put together by the Seller for
                                            purposes of providing potential investors with
                                            information about the Company, which data room was
                                            located at Carl-Zeiss Ring 5, 85737 Ismaning/Munchen,
                                            Germany, access to which was granted to the Purchaser,
                                            the Bank and their respective advisors;

"Data Room Documents"                       shall mean (i) all the documents, including - without
                                            limitation - the Accounts, which were made available to
                                            the Purchaser, the Bank and their respective advisors in
                                            the Data Room, as listed in the data room index attached
                                            hereto as Schedule A/I and (a) sealed by Skadden and
                                            Linklaters and stored by Dr. Paul Thalmann, Reichlin &
                                            Hess, Hofstr. 1a, CH-6300 Zug, and (b) delivered to the
                                            Purchaser and the Seller, respectively in their full
                                            text on the date of this Agreement; and (ii) all other
                                            documentation made available to the Purchaser, the Bank
                                            and their respective advisors prior to the Closing Date
                                            and attached hereto as Schedule A/II. In the event of a
                                            dispute as to whether or not a document has been
                                            disclosed in the Data Room, the set of documents sealed
                                            by Skadden and Linklaters and stored by Dr. Paul
                                            Thalmann shall be authoritative and the fact that a
                                            document is contained in such set shall be deemed
                                            conclusive evidence of its disclosure to the Purchaser;
                                            (Numbers preceded by the symbol) "DEM" shall mean
                                            amounts in Deutsche Mark;

"Discount Amount"                           shall mean, in relation to each Contract, (a) the
                                            difference between the Full Contract Value and the Full
                                            Early Termination Fee, as measured on the Termination
                                            Date; less (b) the amount equivalent to 70% of the
                                            resale value (minus remarketing costs) of the equipment
                                            returned by a customer under a Contract;


(Numbers preceded by the symbol) "(euro)"   shall mean amounts in Euros;

"Early Termination"                         shall mean the final, irrevocable termination by a
                                            customer, as such term is defined in a Contract, after
                                            the Closing Date and prior to the end of the contractual
                                            period of any one of the Contracts in accordance with
                                            the early termination provision of such Contract; for
                                            purposes of this Agreement and the Closing Memorandum, a
                                            termination of a Contract other than by a customer, as
                                            such term is defined in a Contract, and other than in
                                            accordance with the early termination provision of such
                                            Contract shall not constitute and shall under no
                                            circumstances be deemed to constitute an Early
                                            Termination of a Contract;

"Full Contract Value"                       shall mean, in relation to each Contract, the amount
                                            that is derived if when calculating the Full Early
                                            Termination Fee the number "89%" is replaced with "100%"
                                            in the Termination Fee Formula, but all other variables
                                            are kept the same;

"Full Early Termination Fee"                shall mean the amount that a customer, as such term is
                                            defined in the Contract, must pay to the Company in the
                                            event of an Early Termination, calculated in accordance
                                            with the Termination Fee Formula;

"Governmental Authority"                    shall mean the government of the United States or any
                                            foreign country or any state or political subdivision
                                            thereof and any entity, body or authority exercising
                                            executive, legislative, judicial, regulatory or
                                            administrative functions of or pertaining to a
                                            government, including quasi-governmental entities
                                            established to perform such functions; "HGB-Accounts"
                                            shall have the meaning set forth in Section 4.11(a);
                                            "Information Memorandum" shall mean the information
                                            memorandum dated May 2002 prepared by Goldman Sachs and
                                            provided to the Purchaser in connection with the
                                            transaction contemplated by this Agreement;
                                            "Inter-Company Payables" shall have the meaning set
                                            forth in Section 2.2(a); "Material Adverse Change" shall
                                            mean any change (or series of related changes) that,
                                            individually or in the aggregate, has resulted in, or is
                                            reasonably likely to result in the future, a material
                                            adverse change in the business, financial condition, or
                                            results of operations of the Company, which shall not be
                                            deemed to have occurred unless such adverse change
                                            results in a Material Adverse Effect; "Material Adverse
                                            Effect" means a material adverse effect on the business
                                            of the Company, financial condition, or results of
                                            operations of the Company or on the ability of the
                                            Company to perform its obligations under this Agreement;
                                            "Payment" shall mean any one of the payments set forth
                                            in Section 2.3(a)(i) through (iv);

"Payment Date"                              shall mean any one of the payment dates set forth in
                                            Section 2.3(a)(i) through (iv);

"Post Signing Disclosure"                   shall mean any additional fact disclosed to Purchaser by
                                            Seller by written notice at any time no later two
                                            Business Days before Closing; "Pre-Closing Periods"
                                            shall have the meaning set forth in Section 8.11(a);

"Pre-Closing Taxes"                         shall have the meaning set forth in Section 8.11(a);

"Purchase Price"                            shall have the meaning set forth in Section 2.2;

"Purchaser"                                 shall have the meaning set forth in the recitals to this
                                            Agreement;

"Purchaser's Group"                         shall mean the Purchaser's Guarantor and its Affiliates;

"Purchaser's Guarantor"                     shall mean Comprendium Investment S.A.

"Seller"                                    shall have the meaning set forth in the recitals to this
                                            Agreement;

"Seller's Group"                            shall mean Comdisco Global Holding Company, Inc. and its
                                            Affiliates, other than the Company;

"Seller's Guarantor"                        shall mean Comdisco Global Holding Company, Inc., whose
                                            corporate seat is at 60018 Rosemont, 6111 North River
                                            Road, Illinois, USA;

"Shares"                                    shall have the meaning set forth in the recitals to this
                                            Agreement;

"Signing"                                   shall mean February 27, 2003;

"Tax Accruals"                              shall have the meaning set forth in Section 8.11(c);

"Tax Claim"                                 shall have the meaning set forth in Section 8.11(b);

"Termination Date"                          shall mean the date on which a Contract has been
                                            terminated by a customer, as such term is defined in a
                                            Contract, after the Closing Date and in accordance with
                                            the early termination provision of such Contract, and
                                            either (i) the Company, the Purchaser or any of their
                                            affiliates has received, in full (or, in case the
                                            customer goes bankrupt, has an acknowledged claim
                                            against the bankruptcy estate of the customer), from the
                                            customer, as such term is defined in the Contract, the
                                            Full Early Termination Fee due and payable as a result
                                            of the Early Termination; and the Company has used
                                            reasonable best efforts to obtain the equipment, to the
                                            extent not acquired by a bona fide purchaser; or (ii)
                                            the Company has received a court order holding or
                                            implying that the customer has not complied with its
                                            obligation under the early termination clause;

"Termination Fee Formula"                   shall mean the formula set forth in each Contract used
                                            to calculate the amount that a customer, as such term is
                                            defined in the Contract, must pay to the Company in the
                                            event of an Early Termination;

"Trademark"                                 shall mean U.S. and foreign registered and unregistered
                                            trademarks, service marks, logos, trade names, corporate
                                            names and all registrations and applications to register
                                            the same;

"US-GAAP"                                   shall mean United States Generally Accepted Accounting
                                            Principles;

"US-GAAP-Accounts"                          shall have the meaning set forth in Section 4.11(a);

"Waiver Letters"                            shall have the meaning set forth in Section 2.2(a);

"Warranty Date"                             shall have the meaning set forth in Article IV.



                                  ARTICLE II

                        SALE AND PURCHASE OF THE SHARES

           2.1. Sale and Purchase.

           (a) Seller hereby sells to the Purchaser and Purchaser hereby purchases from the Seller all rights, title and interest in the Shares with all the rights (including the right to any undistributed profits at the Closing Date) and obligations attached or accruing to such Shares at the Closing Date. The Shares, with the exception of the Betapulse Share, shall be transferred at the Closing. As soon as practicable after the Closing Date, Seller shall transfer to the Purchaser and Purchaser shall accept from the Seller all rights, title and interest in the Betapulse Share with all the rights and obligations attached or accruing to the Betapulse Share at such date.

           (b) (Intentionally left blank).

           2.2. Purchase Price.

           (a) At the Closing Date and in consideration for the Shares (including, for the avoidance of doubt, the Betapulse Share), Purchaser shall pay (euro) 42,114,000 (Euro forty two million one hundred forty thousand) (plus interest for the period starting on January 1, 2003 up to the Closing Date at a rate of 4.569% (four point five six nine per cent)) in the amount of
(euro) 641,000 (Euro six hundred forty one thousand) (the "Purchase Price"). The Purchase Price shall be paid by transfer of immediately available funds to the Seller's account at ABN AMRO Bank NV, Amsterdam, account name Comdisco Factoring (Nederland) B.V., account number 54.02.31.746, bank SWIFT code ABNANL2A. The parties acknowledge and agree that the Purchase Price is fair and determined on the basis of the US-GAAP book value of the Company's net assets as of December 31, 2002 in accordance with the method of determination (e.g. adjustments) accepted by the parties for the time period between December 31, 2002 and the Closing Date. Purchaser hereby expressly waives any and all claims he may have relating to the determination of the Purchase Price; Purchaser further acknowledges that it has independently verified the nature, legal status and amount of inter-company payables, insofar as they are disclosed in the documents attached hereto (Schedule 2.1) (the "Inter-Company Payables"), and hereby expressly waives, subject to and effective as of the Closing, any and all claims it and/or the Company have had have (now or in the future) against the Seller and/or any member of the Seller's Group relating to the Inter-Company Payables or any other obligations between the Company and the Seller's Group provided, however, that such obligations or at least the basis for such obligations are already existing at the Closing Date. At Closing Date, Seller will deliver to purchaser declarations of the Seller and of all relevant creditors in the Seller's Group (the "Waiver Letters") by which it and any such creditor waive, subject to and effective as of the Closing, any and all claims the Seller or any such creditor has had or has against the Company relating to the Inter-Company Payables or any other obligations between the Company and the Seller or any such creditor, apart from obligations set forth in this Agreement and provided, however, that such obligations or at least the basis for such obligations are already existing at the Closing Date.

           (b) Seller shall not be obligated to transfer the Shares unless it receives written confirmation from ABN AMRO Bank NV that the full amount of the Purchase Price and all other payments as described in more detail in the Closing Memorandum (with the exception of the payments provided for in Section 2.3(a)) have been received and credited to its account.

           2.3 Payments in Relation to the Contracts.

           (a) Purchaser has serious doubts that the Contracts are likely to perform in the foreseeable future. Notwithstanding this fact and subject to the terms of this Section 2.3, Purchaser will pay to an account designated by the Seller (i) on or prior to the first anniversary of the Closing Date, the amount of (euro) 9,544,250.00 (Euro nine million five hundred fourty-four thousand two hundred fifty), (ii) on or prior to the second anniversary of the Closing Date, the amount of (euro) 9,544,250.00 (Euro nine million five hundred fourty-four thousand two hundred fifty), (iii) on or prior to the third anniversary of the Closing Date, the amount of (euro) 9,544,250.00 (Euro nine million five hundred fourty-four thousand two hundred fifty) and (iv) on or prior to the fifth Business Day of the 43rd (forty third) month following the Closing Date, the amount of (euro) 9,544,250.00 (Euro nine million five hundred fourty-four thousand two hundred fifty) (each a "Payment", and each date specified in
Section 2.3(a) (i) through (iv) a "Payment Date").

           (b) If and to the extent any Contract is terminated by a customer, as such term is defined in a Contract, in whole or in part in accordance with the section headed "Early Termination" in the Contract within a period of 42 months following the Closing Date and either (i) the Company, the Purchaser or any of their Affiliates has received, in full (or, in case the customer goes bankrupt, has an acknowledged claim against the bankruptcy estate of the customer), from the customer, as such term is defined in the Contract, the Full Early Termination Fee due and payable as a result of the Early Termination; and the Company has used reasonable best efforts to obtain the equipment, to the extent not acquired by a bona fide purchaser; or (ii) the Company has received a court order holding or implying that the customer has not complied with its obligation under the early termination clause; and neither the Company nor the Purchaser nor the Purchaser's Guarantor (or any of their respective Affiliates or subsidiaries) nor the Bank has entered into any new agreement, modified an existing agreement or entered into a new business relationship with such customer, the amounts listed under Section 2.3(a) (i) through (iv) above shall be adjusted as follows: In the event of an Early Termination (or Early Terminations), the next Future Payment occurring on a Payment Date after the Termination Date (or Termination Dates) shall be reduced in an amount equivalent to the Discount Amount (or Discount Amounts) and if the Discount Amount (or sum of Discount Amounts) is greater than such next Future Payment, then such Future Payment shall be reduced to zero and the difference shall be applied to the following Future Payments sequentially until the Future Payments have all been reduced to zero. For the avoidance of doubt, a Discount Amount shall only be applied to Future Payments and nothing contained herein shall entitle the Purchaser to seek a refund of Payments made prior to the Termination Date, even if the Discount Amount is greater than the sum total of the Future Payments.

           (c) Once a Contract has been terminated by a customer, as such term is defined in a Contract, in whole or in part in accordance with the section headed "Early Termination" in the Contract, neither the Company, nor the Purchaser, nor the Purchaser's Guarantor (or any of their respective affiliates or subsidiaries) may sell or lease any of the equipment back to the customer for a period of 90 days from the date the Company has received the Full Early Termination Fee without the prior written approval of the Seller, such approval not to be unreasonably withheld.

           (d) On each of the Payment Dates, Purchaser shall transfer the specified amounts in immediately available funds to an account designated by the Seller in writing at least five Business Days prior to the Payment Date (free of any bank charges or other costs to Seller) which amounts shall be received in full and fully credited to such account by the close of business on each respective Payment Date at the latest.

           (e) If the Purchaser fails to make any Payment, subject to
Section 2.3(b), on a Payment Date, Purchaser shall pay interest on such amount from the respective Payment Date up to the date of actual payment at an interest rate of 10.5% (ten point five per cent) per annum.

           (f) Notwithstanding any law, rule or regulation to the contrary, Purchaser hereby expressly waives (i) any right to set-off any of its payment obligations under this Agreement against any claims it may have (now or in the future) against the Seller and (ii) any retention rights it may have (now or in the future) against the Seller unless Purchaser's claim (i) has been acknowledged by Seller, (ii) is an indemnity claim under Section 8.4 or the tax indemnity provided that the Company is obliged to pay under an enforceable (vollstreckbar) title or (iii) has been awarded in arbitration proceedings pursuant to Section 9.7.


                                  ARTICLE III

                        CONDITIONS; FURTHER ASSURANCES

           3.1 Seller's Covenants. From Signing until Closing the Seller shall cause the Company to, other than in connection with, or as a result of, the transactions contemplated by this Agreement or as otherwise consented to by the Purchaser (in particular, without limitation, all actions taken by the Company at the Closing, as described in more detail in the Closing Memorandum), which consent shall not be unreasonably withheld, delayed or conditioned:

           (a) conduct its business in the ordinary course and not take any action that has a Material Adverse Effect;

           (b) not enter into, renew, amend, terminate or extend any contracts other than in the ordinary course of business;

           (c) not hire any new employee or consultant;

           (d) not dispose of any assets other than in the ordinary course of business;

           (e) not change the level of compensation of any employee or consultant except in the case of employees pursuant to (i) standard annual review, or (ii) legal requirements;

           (f) not enter into any agreements with its works council except as required by applicable law; or

           (g) not enter into, modify, renew, extend, amend, or terminate any severance arrangements or benefit plans for employees;

           (h) to resolve the distribution of retained earnings in the balance sheet of the Company as of September 30, 2002 in the amount of (euro) 32,238,000 (Euro thirty two million two hundred thirty eight thousand);

           (i) Seller shall cause the Seller's Guarantor to guarantee the proper and timely fulfillment of all contractual obligations of the Seller under and in connection with this Agreement and the Closing Memorandum.

           3.2 Purchaser's Covenants.

           (a) (Intentionally left blank).

           (b) Purchaser shall cause the Purchaser's Guarantor and the Company to guarantee the proper and timely fulfillment of all contractual obligations of the Purchaser under and in connection with this Agreement and the Closing Memorandum.

           3.3 (Intentionally left blank)

           3.4 Publicity. No press release or public announcement related to this Agreement, or the transactions contemplated hereby, shall be issued or made before Purchaser has given Closing Notice to the Seller, and, once Closing Notice has been given, without the joint approval of the Seller and the Purchaser, such approval not to be unreasonably withheld, unless required by law, in which case the Seller and Purchaser shall have the right to review such press release or announcement (for a period of no less than 24 hours) prior to publication.

           3.5 Further Assurances by the Parties. The parties acknowledge that time shall be of the essence in this Agreement and the parties will take all reasonable actions and do all reasonable things necessary in order to consummate the transactions contemplated by this Agreement.

           3.6 Title Covenant. The parties are aware of the fact that it is doubtful whether the share quota with a nominal value of DEM 1,000,000 in the Company (the "Betapulse Share") was validly transferred from Betapulse Limited, an English company with business address at The Mondrean Building, Herschel Street, Slough, Berks., England to the Seller pursuant to (i) that certain agreement dated October 1, 1993, signed before Notary Public George Andrew Lewis in the United Kingdom; and (ii) that certain Deed of Transfer (Ubertragungsurkunde) (notarial deed of Notary Public Dr. Rudolf Jan Cornelis van Helden, Amsterdam, The Netherlands, deed no 3446/1-10-93) dated October 1, 1993 (the agreement and the Deed of Transfer together, the "Betapulse Documents"). The Betapulse Documents are included in the Data Room Documents. Betapulse Limited was dissolved voluntarily in 1994 for the avoidance of doubt and for confirmatory reasons the Seller will use its best efforts to obtain title to the Betapulse Share as soon as possible after the date hereof. For the avoidance of doubt and for confirmatory reasons, the Seller has already initiated commercially reasonable measures to confirm the acquisition and obtain title to the Betapulse Share with the help of Dr. Hanno Goltz, Linklaters & Alliance Cologne, and will continue to take any commercially reasonable steps reasonable or necessary for such purpose. Purchaser shall cause Comprendium Finance S.A. to cooperate with Seller to the extent necessary and possible in its effort to confirm the acquisition and obtain title to the Betapulse Share and with the help of Purchaser, if needed, the Seller shall do all the repair work necessary at the Seller's cost and expense.


                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in this Agreement, the Data Room Documents, the Information Memorandum and the Post Signing Disclosure, if any, Seller represents and warrants to Purchaser (Article VIII) that all of the statements contained in this Article IV are true and complete as of 23:59 hrs of the day preceding the Closing Date (the "Warranty Date") and shall not be deemed to have been given as of any prior or later date (except for Section 4.5 second paragraph). The representations and warranties contained in this Article IV shall be limited or qualified by the Data Room Documents and Information Memorandum and Post Signing Disclosures only to the extent that an average attorney with average data room and due diligence experience proceeding with the usual and customary standard of diligence and care would recognize the extent to which such representations and warranties are limited or qualified by such disclosures.

           4.1 General Warranty. To its best knowledge, Seller has disclosed to Purchaser all significant matters relating to the Company and has not intentionally omitted any material information from the Data Room. All documents, or copies thereof, listed on the data room index attached hereto as Schedule A/I or A/II, were provided to Purchaser and/or its advisors for inspection in the Data Room.

           4.2 Due Incorporation of Seller. Seller is duly organized and validly existing under the laws of The Netherlands, with all requisite power and authority to own foreign investments and to carry on its respective businesses as it is now being owned and conducted.

           4.3 Due Incorporation of Seller's Guarantor. Seller's
Guarantor is duly organized and validly existing under the laws of the state of Delaware with its corporate seat at 60018 Rosemont, 6111 North River Road, Illinois, USA, with all requisite power and authority to own foreign investments and to carry on its respective businesses as it is now being owned and conducted.

           4.4 Due Incorporation of the Company. The Company is duly organized and validly existing under the laws of Germany and has full right and authority to own its properties and to operate its business as currently conducted.

           4.5 Ownership.

           (a) Except as set forth in Section 3.6 above, Seller is the sole legal, beneficial and record owner of and has good and valid title to the Shares, except for the Betapulse Share. The Shares, except for the Betapulse Share, are free and clear of any liens, similar encumbrances, options, and claims arising from any privilege, pledge or security arrangement. Except for any restrictions resulting from the facts described in Section 3.6 above, Seller has full right and capacity to sell and transfer title to the Shares.

           (b) Upon the confirmation of the transfer and the transfer of title to the Betapulse Share to the Purchaser pursuant to Sections 3.6 and 2.1 above, the Seller (i) will be the sole legal, beneficial and record owner of and will have good and valid title to the Betapulse Share, and (ii) the Betapulse Share will be free and clear of any liens, similar encumbrances, options, and claims arising from any privilege, pledge or security arrangement.

           4.6 Capitalization. Except as set forth in Section 3.6 above, Seller is the legal and beneficial owner of five shares in the Company with an aggregate nominal value of DEM 51,100,000 (fifty one million one hundred thousand) divided into share quotas with a nominal value of DEM 50,000,000, DEM 1,000,000, DEM 80,000, DEM 10,000 and DEM 10,000, respectively. The stated share capital of the Company is fully paid in. Comdisco Continuity Services (Deutschland) GmbH is not a subsidiary of the Company.

           4.7 Authority; Validity of Agreement.

           (a) The Seller and the Seller's Guarantor have the corporate power and authority to enter into this Agreement and to carry out their obligations hereunder. The execution, delivery and performance of this Agreement by the Seller and the Seller's Guarantor and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action. All entities of the Seller's Group which have provided Waiver Letters have the corporate power and authority to waive the claims as provided for in the Waiver Letters and the Waiver Letters have been duly authorized by all requisite corporate actions.

           (b) The Company has not received notification from any Governmental Authority (i) asserting a violation of any law, statute, ordinance or regulation or the terms of any judgments orders, decrees, injunctions or writs applicable to the conduct of its business, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations as currently conducted.

           4.8 Execution; Validity of Agreement. This Agreement has been duly and validly executed by the Seller and (assuming this Agreement constitutes a valid and binding obligation of the Purchaser) constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms.

           4.9 Consent and Approvals. No consent, approval, or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by the Seller or the Seller's Guarantor in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except (i) for consents, approvals or authorizations of the Seller's board of directors and/or of the shareholders' meeting of the Company (Gesellschafterversammlungsbeschlub).

           4.10 Public Law. The Company has not violated any public law rules and has complied in a timely manner and in all material respects with all material laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all German Federal, Bavarian state, local or foreign governments and agencies thereof that specifically apply to the business, properties or assets of the Company.

           4.11 Financial Statements, Accounts.

           (a) The Seller has provided to the Buyer the following financial statements (collectively, the "Accounts"): (i) audited balance sheets, profit and loss accounts of the Company and notes thereto, together with auditors' and directors' reports as of and for the fiscal years ended 1998, 1999, 2000 and 2001 for the Company (collectively the "HGB-Accounts"); and (ii) unaudited balance sheets and profit and loss accounts of the Company as of and for the fiscal year ended 2002 (the "US-GAAP-Accounts"). The HGB-Accounts with respect to the Company have been (i) prepared in accordance with generally accepted accounting principles applicable in the Federal Republic of Germany applied on a consistent basis throughout the periods covered thereby and (ii) present a true and fair view of the financial condition of the Company as of such dates, as well as its profits and losses for the financial periods ended on such dates. The US-GAAP-Accounts with respect to the Company have been (i) prepared in accordance with generally accepted accounting principles applicable in the United States of America and
(ii) applied on a consistent basis with the accounts of the previous fiscal years and (iii) present a true and fair view of the financial condition of the Company as of such dates, as well as its profits and losses for the financial periods ended on such dates.

           (b) The accounts receivable of the Company, as reflected in the Accounts, to the extent uncollected on the Warranty Date, are valid and existing, and the Company has allocated bad debt allowances it reasonably considers adequate in light of past performance for receivables not collectible in the ordinary course of business, if any.

           (c) To the best knowledge of the Seller, all of the Company's assets have been acquired and/or leased on arm's length terms and conditions.

           4.12 No Undisclosed Liabilities. To the best knowledge of the Seller, the Company has no debt, surety, guarantee, service or other contingent obligations other than those reflected in the Accounts. The documentation provided to the Purchaser with regard to the Inter-Company Payables as attached hereto in Schedule 2.1 is true and complete and the rights and obligations created thereunder are legally binding.

           4.13 Events Since the Balance Sheet Date. From the end of the business year 2002 (i.e. September 30, 2002 or the "Balance Sheet Date") up to the Warranty Date,

           (a) the business of the Company has been carried on in the ordinary and usual course and in a manner consistent with the Chapter 11 Case;

           (b) except for the distributions provided for in this Agreement and the Closing Memorandum, the Company has not declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of other companies,

           (c) except (i) as disclosed in the Accounts or (ii) for liabilities and obligations incurred in the ordinary course of business since the Balance Sheet Date, the Company has not incurred any liability or obligation of any nature, whether or not accrued, contingent or otherwise.

           4.14 Title to Properties; Encumbrances. Except for property sold since the Balance Sheet Date in the ordinary course of business, the Company has good title to each of the properties and assets reflected on the Accounts, free and clear of all material encumbrances not disclosed on the Accounts.

           4.15 Contracts and Commitments.

           (a) All contracts with the parties listed in Schedule 4.15(a)
(i) are effective and legally binding for the parties thereof, and (ii) have not been terminated. At the Warranty Date there are no circumstances known by the Company or Seller which gave or would have given either party thereof the right to terminate any of the contracts listed in Schedule 4.15 (a) (i) for cause (auberordentliche Kundigung);

           (b) Except as disclosed in Schedule 4.15(b), the Company is not in default of any material obligations under any contract not covered under Section 4.15(a) and, to the best knowledge of the Seller, no other party to any such contract is in such default of its material obligations thereunder;

           (c) The Company is not restricted by agreement from carrying on its business in Germany, except for such restrictions which would not have a Material Adverse Effect.

           4.16 Change of Control. The Company is not a party to any agreement under the terms of which any other party will by reason of any change of control of the Company (either through a change in the ownership of the shares in the Company, a change in management of the Company or otherwise), be entitled to terminate the agreement. For purposes of this
Section 4.16, the term "Change of Control" shall exclusively refer to changes of ownership which are greater than 50% (fifty per cent) and shall not include assignment clauses of any sort.

           4.17 Intellectual Property. Except (i) as provided for in
Section 6.3 and (ii) disclosed in Schedule 4.17, the Company may for its business rightfully use the intellectual property, including software, it is currently using and does not violate any rights of third parties by doing so. There is no claim, law suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal or registration authority in any jurisdiction involving the intellectual property owned or licensed by the Company pending or to the knowledge of the Company threatened against or affecting the Company.

           4.18 Employees and Employee Benefits.

           (a) Except as disclosed in Schedule 4.18(a), the Company does not maintain employment agreements, consultancy agreements or service agreements (Dienstvertraege) with individuals. The material conditions of employment applying to the employees of the Company were disclosed in the Data Room.

           (b) The Company is not subject to any collective bargaining agreements, company works agreements (Betriebsvereinbarungen), material shop practices (betriebliche Uebung) or similar material commitments applying to several employees.

           (c) The Company does not maintain any pension plans, stock options or stock purchase plans, nor is it bound by any individual pension promises, stock options or stock purchase offers.

           (d) To the best knowledge of the Seller, no individual claims for wages, salaries commissions, bonuses or other direct compensation for any services payable through the date hereof or amounts required to be reimbursed to them to the date hereof other than claims by Otto Harder, Wilfried Carl and [...] (see Schedule 8.4) have been raised against the Company.

           (e) There is no labor strike, dispute, slow-down, stoppage or lock-out actually pending, or to the best knowledge of Seller, threatened against the Company.

           (f) The Company has not experienced any material work stoppage or other material labor difficulty during the two-year period ending on the date hereof.

           4.19 Litigation. Except as disclosed in Schedules 4.17 and
8.4, there is no claim, action, proceeding, law suit, inquiry, arbitration or investigation before or by any court, public board, arbitrator, governmental body, agency or official pending or to the knowledge of the Company threatened against or affecting the Company. The Company is not subject to any outstanding order, ruling, judgment or decree that would have a Material Adverse Effect or could prevent or materially delay the consummation of the transaction contemplated hereby.

           4.20 Insurance.

           (a) The Company maintains insurance coverage, customary for businesses engaged in a similar business as the Company and of similar scope and size as the Company, subject to exclusions, deductibles and self-retention amounts that are customary for insurance coverage of businesses such as the Company. The Company has fulfilled all its contractual obligations to procure insurance coverage, either itself or through its affiliates or its customers.

           (b) As of the date hereof, no material insurance claim is outstanding under any of the insurance policies of the Company or the Seller, to the extent such claims relate to the business of the Company.

           4.21 No Other Representations or Warranties. Except as specifically and expressly set forth in this Article IV, (i) the Seller makes no representation or warranty, express or implied, in law or in equity, relating to the transferred Shares or otherwise, including without limitation, any representation or warranty as to value, merchantability, fitness for a particular purpose or for ordinary purposes, or any other matter and (ii) the Seller makes no, and hereby disclaims any, other representation and warranty regarding the transferred Shares. Without limiting the generality of the foregoing, the Seller makes no representation or warranty regarding any assets other than expressly set forth above, and none shall be implied by law or in equity.


                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that all of the statements contained in this Article V are true and complete as of Signing and as of the Closing Date.

           5.1 Power, Authority and Consents. Purchaser has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with and subject to its terms.

           5.2 Due Incorporation of Purchaser and Purchaser's Guarantor. Purchaser is duly organized and validly existing under the laws of Germany, with all requisite power and authority to own foreign investments and to carry on its respective businesses as it is now being owned and conducted. Purchaser's Guarantor is duly organized and validly existing under the laws of Switzerland with all requisite power and authority to own foreign investments and to carry on its respective businesses as it is now being owned and conducted.

           5.3 Due Authorization. The execution, delivery and performance of this Agreement by the Purchaser and the Purchaser's Guarantor and the consummation by the Purchaser and the Purchaser's Guarantor of the transactions contemplated hereby have been duly authorized by all requisite corporate action.


                                  ARTICLE VI

                                   COVENANTS

           6.1 Cooperation after Closing. Seller and Purchaser agree to use commercially reasonable efforts to cooperate after Closing. In particular, but without limitation:

           (a) For a period of 6 (six) months following the Closing
Date, Seller shall grant Company read-only access to its information technology systems for the limited purpose of accessing the Company's financial accounts, to the extent they are currently stored in Seller's information technology systems. Seller and the Company will enter into a separate agreement with respect to this read-only access. Seller shall use commercially reasonable efforts to provide read-only access to its information technology system (as provided for above) and shall in no event be liable for any damage caused to the Company as a result of such access. Purchaser shall indemnify and hold Seller harmless for any damage and cost caused by this information technology access. Purchaser shall not and shall cause the Company to not allow any third party access to Seller's information technology systems and will treat all information obtained through their access strictly confidential. Purchaser and the Company may not use any information obtained through their access for any purpose other than the processing of the Company's accounts. Purchaser and the Company acknowledge and agree that access to the Seller's information technology systems remains subject to the policies and instructions of the Seller which Purchaser and the Company will fully comply with at all times.

           (b) Seller shall provide Purchaser or the Company with electronic and hard copies of the Company's financial accounts and certain information relating thereto in connection with the last 10 (ten) business years preceding the Closing Date, if and to the extent such information is in the possession of Seller and not in the possession of Company. If such information is neither in the possession of the Seller or the Company, the Seller shall use reasonable efforts to obtain such information.

           6.2 Reasonable Inspection after Closing. For a period of 7 (seven) years after the Closing Date, Purchaser shall afford Seller and its agents such as, but not limited to, its lawyers and certified accountants, reasonable access to the Company's books of account, financial and other records, information, employees and auditors.

           6.3 Software. Certain intellectual property rights required to run the software currently used by the Company (a list of the software currently used by the Company is attached in Schedule 6.3) are owned by the Seller's Group. Seller's Group shall allow Company and - provided Seller has received in full all Payments of the deferred consideration pursuant to
Section 2.3 (a) as they become due and payable - , a subsidiary of the Bank solely for the purpose of servicing leases of the Company and its affilited entities, to continue to use this software and the Company and - provided Seller has received in full all Payments of the deferred consideration pursuant to Section 2.3 (a) due and payable - such subsidiary of the bank shall have the right to the relevant source-code for as long as Purchaser controls the Company. This right shall expire in the event that a direct competitor of the Seller's Group holds, directly or indirectly, more than a 10% percent interest in the equity of the Company. Purchaser acknowledges and agrees that neither it nor Company nor such subsidiary of the bank may sell, assign, sublicense or otherwise dispose of this right to continue to use such software without the prior written approval of the Seller and the relevant entity of the Seller's Group. Seller's Group shall in no event have an obligation to maintain or upgrade the software currently used by the Company. For the avoidance of doubt, any further developments of such software by the Company shall be the property of the Company (but only such developments).

           6.4 Comdisco Trademark. Notwithstanding anything contained in this Agreement to the contrary, it is expressly agreed that Purchaser is not purchasing, acquiring or otherwise obtaining any right, title or interest in any Trademark employing Seller's name or any part or variation of such name or anything confusingly similar thereto (the "Comdisco Trademark"). The Company shall, however, for a transition period of not more than two months after the Closing Date have the right to deplete the existing stock of stationary, brochures, marketing material or other similar papers or documents currently in existence, any of which may incidentally bear the Comdisco Trademark and to complete the rebranding of the Company's external appearance. Otherwise, neither Purchaser, Company nor any of their affiliates shall be entitled to retain nor to make any use of the Comdisco Trademark after the Closing Date. For the avoidance of doubt, nothing in this Agreement shall grant the Company any right or license of whatsoever nature to use the Comdisco Trademark for any purpose whatsoever. Purchaser will hold Seller fully harmless and fully indemnify Seller from any and all damages of whatsoever nature resulting from any use by Purchaser (except as specifically provided for herein), the Company or any of their respective affiliates of the Comdisco Trademark after the Closing Date. To the extent that the Comdisco Trademark has been attached to any equipment prior to the Closing Date, Purchaser and Company shall not be obliged to remove such attachments or pay any consequential damages.

           6.5 Confidentiality. Each party to this Agreement will not disclose to any third party any confidential or proprietary information concerning the other party or its processes, inventions, formulae, customers, suppliers, or any trade secret and Seller will not use or disclose to any third party any confidential or proprietary information to the extent such information directly relates and is unique to the Company or its processes, inventions, formulae, customers, suppliers, or any trade secret, unless the disclosure is expressly assented to in writing, provided, however, that nothing in this Section 6.5 shall prevent either party from disclosing such confidential or proprietary information (i) to its employees, agents and/or advisors who are subject to a confidentiality obligation covering the same scope as this Section 6.5 and on a strict "need to know" basis or (ii) if required by any law, rule or regulation applicable to such party, provided that the disclosing party shall promptly inform the other party of the disclosure and its contents. All information furnished to one party by the other party will be considered confidential or proprietary information, unless otherwise indicated in writing by the party furnishing the information, as the case may be. The confidentiality obligations contained in this Section 6.5 (with the exception of Seller's confidentiality obligation with respect to the Company) shall survive the termination of this Agreement for a period of 5
(five) years. Purchaser acknowledges that nothing in this Agreement shall prevent Seller and/or any other member of the Seller's Group from taking any action, including - but not limited to - the disclosure of certain information which would otherwise be deemed confidential to third parties, that is necessary or useful to comply with requirements relating to the Chapter 11 Case.


                                  ARTICLE VII

                          (INTENTIONALLY LEFT BLANK)



                                 ARTICLE VIII

                      REMEDIES, LIMITATIONS ON LIABILITY

           8.1 Exclusion of Certain Provisions. The parties hereby expressly exclude any and all statutory warranty claims pursuant to Sections 434 et seq. of the German Civil Code (Burgerliches Gesetzbuch, BGB) and agree that the representations and warranties made by the Seller in Article IV above in particular - but without limitation - do not qualify as guarantees (Beschaffenheitsgarantien) within the meaning of Sections 443, 444 of the German Civil Code and that the consequences of any breach of the representations and warranties set forth in Article IV above, except in the case of intentional or willful misconduct, shall exclusively be governed by the terms and conditions of this Agreement.

           In addition, the parties hereto confirm that the limitations to the representations and warranties as specified in this Article VIII shall form an integral part of the representations and warranties and that the representations and warranties set forth in Article IV above are only provided subject to such provisions and limitations.

           8.2 Sole and Exclusive Remedy. Except for claims based on the breach of the representations and warranties set forth in Article IV above and except for claims for specific performance (Erfullungsanspruche), all other claims of the Purchaser with respect to the sale and transfer of the Shares - e.g. any right of contestation (Anfechtung), rescission (Rucktritt), reduction of purchase price (Minderung), breach of contractual and pre-contractual duties (positive Forderungsverletzung, culpa in contrahendo), frustration of contract (Wegfall der Geschaftsgrundlage) - are hereby excluded. Sections 123 and 826 of the German Civil Code and any other liability for intentional or willful misconduct shall not be affected. If any third party raises a claim against the Seller or its Affiliates as a result of or in connection with the transactions contemplated by this Agreement and/or the Closing Memorandum (including, without limitation, tax claims and claims for special indemnification), Purchaser shall be obligated to (i) assume the defense of such claim (the co-operation provisions of Section 8.4(ii) shall apply mutatis mutandis) and (ii) pay all amounts due to be paid by the Seller and/or its Affiliates as a result of such claim. Nothing in this Section 8.2 shall limit the Purchaser's right to exercise any of its rights or pursue any of its remedies hereunder.

           8.3 Purchaser's Rights. The Purchaser shall be entitled to claim damages resulting from a breach by the Seller of the Seller's representations and warranties subject to the limitations set forth in Section
4.21 and this Article VIII. If the Purchaser becomes aware that there has been a material breach of the representations and warranties set forth in Article IV above or any other term of this Agreement, the Purchaser shall - except in the case of a breach of Sections 4.2, 4.4, 4.5 and 4.7 - not be entitled to rescind or avoid this Agreement or treat this Agreement as terminated but shall only be entitled to claim damages or exercise any other right, power or remedy under this Agreement. For the avoidance of doubt, the fact that a third party raises a claim under Section 8.2 against or successfully claims payment under Section 8.2 from the Seller or its Affiliates shall not constitute or be deemed to constitute evidence of a breach of a representation or warranty hereunder. Without otherwise establishing a breach of a representation or warranty in accordance with the terms hereof, Purchaser shall not be entitled to claim reimbursement of any amounts paid by it under Section 8.2.

           The legal principles as to the calculation of damages, mitigation of damages, compensation of lost profit and off-setting of losses by advantages due to the damaging event (Schadensberechnung, Schadensminderung, Ausgleich entgangenen Gewinns, Vorteilsausgleichung) pursuant to Sections 249 et seq. of the German Civil Code shall apply to all claims raised in connection with a breach of any of the representations and warranties set forth in Article IV above.

           8.4 Special Indemnification. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall be entitled to indemnification related to the claims set forth in Schedule 8.4 provided that in any such case (i) Seller has the right to assume the defense (at the Seller's expense) of any such claim through counsel of Seller's own choosing, and (ii) the payment to be made, provided such payment is legally enforceable (auf Grund eines rechtsgultigen Titels vollstreckbar) against the Company, exceeds the accruals, provisions, allowances or reserves allocated for these claims in the Accounts. If Seller assumes such defense, Purchaser shall have the right and the obligation to cause the Company to participate and to cooperate in the defense thereof. Such cooperation shall include, to the extent reasonably requested by Seller, the retention and the provision to Seller of records and information reasonably relevant to such claims and making employees of the Company available on a mutually convenient basis to provide additional information, depositions and explanation of any materials provided hereunder.

           8.5 Exclusion of Liability. Any liability of the Seller based on a breach of any of the representations and warranties set forth in Article IV above or any other provision of this Agreement shall be excluded to the extent that claims of the Purchaser have already been (i) considered in the determination of the Purchase Price (a complete list of all such liabilities is attached hereto as Schedule 8.5) and/or (ii) paid under any other indemnification or compensation undertaking set forth in this Agreement. Any payments actually made by the Seller in order to discharge a liability that is or becomes excluded under this Section 8.5 shall be refunded by the Purchaser to the Seller immediately upon the occurrence of the event resulting in such exclusion of liability.

           8.6 Further Limitations on Liability.

           (a) With respect to any breach of the representations and warranties set forth in Article IV and all other claims Purchaser and/or the Company may have against the Seller under this Agreement, but with the exception that (x) the Basket shall not apply to claims directly relating to the amount of (euro) 32,238,000 (Euro thirty-two million two-hundred thirty-eight thousand) to be distributed to the Seller according to Clause 5 of the Closing Memorandum, the tax indemnification pursuant to Section 8.11 and the Special Indemnifications provided for in Section 8.4; and (y) the Basket and the Cap shall not apply to the representations and warranties set forth in Sections 4.2, 4.4 through 4.9, the Purchaser shall not be entitled in any event to claim any

               (i) damages of whatsoever nature unless and until the aggregate amount of all claims exceeds (euro) 3,000,000 (three million) (the "Basket"), in which case recovery can be made for the full amount, subject to all other limitations provided for in this agreement;

               (ii) damages of whatsoever nature if such damages when aggregated with other damages previously claimed hereunder would exceed an aggregate amount equivalent to (euro) 50,000,000 (fifty million); for the avoidance of doubt, Seller's liability hereunder is capped at and shall in no event and under no circumstances whatsoever exceed an aggregate amount of
(euro) 50,000,000 (fifty million) (the "Cap").

           (b) With the exception of claims in respect of the representations and warranties provided for in Sections 4.2, 4.4 through 4.9, no claim shall be brought against the Seller in respect of any of the Seller's representations and warranties unless the Purchaser shall have given to the Seller written notice of such claim on or before the date which is 18 (eighteen) months after the Closing Date. With respect to the Seller's representations and warranties provided for in Sections 4.2, 4.4 through 4.9, the statutory limitation period applies.

           8.7 Indemnification Proceedings.

           (a) With the exception of claims in respect of the representations and warranties provided for in Sections 4.2, 4.4 through 4.9 as well as any claims otherwise barred by the provisions of this Article VIII, Purchaser shall without undue delay but in no event later than 18 (eighteen) months after the Closing Date give Seller written notice of an alleged breach of the representations and warranties of the Seller setting forth in reasonable detail, as known to Purchaser at the time, the matter which gives rise to the claim, the nature of the claim and the amount claimed in respect thereof and demanding its cure or satisfaction in case of an alleged breach. If Purchaser fails to give notice of a claim within the time period set forth in the preceding sentence and this results in the Seller having less than 10
(ten) Business Days to assume control and prepare its defense, such claim shall be precluded and Purchaser shall not have any remedy hereunder with respect to such claim.


           (b) During the period of up to 60 (sixty) days following receipt of such notice (the "Cure Period") the Seller shall use commercially reasonable efforts to cure or satisfy the alleged breach. During the Cure Period the Purchaser shall or shall cause the Company to use all reasonable efforts to cooperate with the Seller in curing the alleged breach at the Seller's cost.

           (c) If the Cure Period elapses without the alleged breach being cured or satisfied, Purchaser shall be entitled to claim damages in accordance with and subject to the provisions of this Article VIII (other than this Section 8.7).

           8.8 Change of Law. No liability shall arise for the Seller in respect of a claim to the extent that liability for such claim occurs or is increased directly or indirectly as a result of any applicable law not in force on or prior to the Closing Date or as a result of the withdrawal of any extra-statutory concession or other agreement or arrangement currently granted by or made with any governmental authority or as a result of any change after the Closing Date of any generally accepted interpretation or application of any applicable law.

           8.9 Purchaser's Knowledge. The Purchaser shall not be entitled to claim that any fact, matter or circumstance which would otherwise give rise to a claim where, in relation to any fact, matter or circumstance forming the basis of the claim:

           (a) the Purchaser had actual knowledge of the breach of a representation and warranty on or before the Signing; or

           (b) such fact, matter or circumstance was fairly disclosed in (i) the Information Memorandum and/or (ii) the Data Room Documents and/or (iii) in the Post Signing Disclosure and/or (iv) a written response to written queries raised by the Purchaser and/or its advisers, and for this purpose the terms "fairly disclosed" shall mean disclosed in such manner and in such detail as to place a commercially experienced purchaser on notice of the breach of the representation and warranty; or

           (c) it was a matter or thing hereafter done or omitted to be done by the Seller necessary to comply with the terms and conditions of this Agreement (or any document referred to herein or subsequently agreed between the Purchaser and the Seller, entered into or to be entered into) or otherwise done at the express request in writing or with the express approval in writing of, or on behalf of, the Purchaser.

           8.10 Seller's Rights. The Seller shall be entitled to claim damages resulting from a breach by the Purchaser of the Purchaser's representations and warranties. If the Seller becomes aware that there has been a breach of the Purchaser's representations and warranties or any other term of this Agreement, the Seller shall not be entitled to rescind or avoid this Agreement or treat this Agreement as terminated but shall only be entitled to claim damages or exercise any other right, power or remedy under this Agreement.

The legal principles as to the calculation of damages, mitigation of damages, compensation of lost profit and off-setting of losses by advantages due to the damaging event (Schadensberechnung, Schadensminderung, Ausgleich entgangenen Gewinns, Vorteilsausgleichung) pursuant to Sections 249 et seq. of the German Civil Code shall apply to all claims raised in connection with a breach of any of the representations and warranties set forth in Article V above.

           8.11      Tax Indemnification.

           (a) Subject only to the limitations set forth in Section 8.6(a)(ii) and until the earlier to occur of (x) the receipt by Company of a final decree on the results of a tax audit of the Company covering the Pre-Closing Periods (as such term is defined below) or (y) the third anniversary of the Closing Date, Seller shall indemnify the Purchaser or the Company, at the Purchaser's discretion, for direct losses, resulting to Company from taxes imposed upon the Company (i) with respect to any taxable period (or any portion thereof) starting on or after January 1, 1999 and ending on or before December 31, 2002 (such taxes are hereinafter referred to as "Pre-Closing Taxes" and such periods as "Pre-Closing Periods") and specifically relating to social security contributions, VAT and withholding tax related to salaries (Lohnsteuer) and
(ii) as a direct result of Seller having breached its obligations under
Section 3.1(h) by distributing retained earnings in an amount higher than the aggregate amount of distributable profits provided for in the Company's balance sheet as of September 30, 2002. For the avoidance of doubt, Purchaser and/or Company shall in no event be entitled to indemnification or any other form of compensation for income taxes of any sort (except, for the avoidance of doubt, any income taxes related to (ii) above). For the avoidance of doubt,
Section 8.6(b) shall not apply.

           (b) If a notice of deficiency, proposed adjustment, adjustment, assessment, tax field audit, examination, suit, dispute or other claim (a "Tax Claim") shall be delivered, sent, commenced, or initiated to or against the Company by any tax authority with respect to taxes for which Purchaser is entitled to indemnification from Seller, the Purchaser shall promptly notify Seller in writing of the Tax Claim.

           (c) No Tax Claim shall be made by the Purchaser and no liability shall arise in respect of any damage or loss (i) if and to the extent such damage or loss is the subject of a specific accrual, allowance, provision or reserves in the financial statements of the Company listed in Schedule 8.11(c) (the "Tax Accruals") provided that any of such Tax Accruals has not been, or should not have been, dissolved on the date of this Agreement; or (ii) if and to the extent any of the Tax Accruals (except for the accrual, allowance, provision or reserve for VAT), whether such Tax Accrual has been made for the respective type of tax or not, can be dissolved or has not been dissolved within twelve months after the Closing Date.

           8.12      Tax Indemnification Procedures.

           (a) Notice. If any legal proceeding shall be instituted or any claim or demand shall be asserted against the Purchaser in respect of which indemnification may be sought under Section 8.11 of this Agreement, Purchaser shall promptly cause written notice of the assertion of any such claim, demand or proceeding of which it has knowledge to be forwarded to Seller. Such notice shall contain a reference to the provisions hereof or of such other agreement, instrument or certificate delivered pursuant hereto, in respect of which such claim is being made, and shall specify, in reasonable detail, the amount of such loss if determinable at such time. For the avoidance of doubt, Section
8.7 shall not apply.

           (b) Tax Claims. If Purchaser seeks indemnification from Seller as a result of a claim or demand being made pursuant to Section 8.11(a), Seller shall have the obligation to promptly assume the control of the defense of such Tax Claim, including, at its own expense, employment by it of its own counsel. Purchaser may, in its sole discretion and at its own expense, employ counsel to represent it in the defense of the Tax Claim, and in such event counsel for Seller shall cooperate with counsel for Purchaser in such defense, provided that Seller shall direct and control the defense of such Tax Claim or proceeding without limitation and in its sole discretion. Except with the written consent of Seller, Purchaser shall not or shall cause Company not to consent to the entry of any judgment nor enter into any settlement of such Tax Claim which does not include as an unconditional term thereof the release of Seller from all liability in respect of such Tax Claim.

           (c) Payment. After any enforceable award (auf Grund eines rechtsgultigen Titels vollstreckbar) shall have been rendered by a court, or administrative agency of competent jurisdiction, or a settlement shall have been consummated, or Purchaser and Seller shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by Seller hereunder, Purchaser shall forward to Seller notice of any taxes due and owing by Company with respect to such matter (in accordance with Section
8.11 hereof) and Seller shall promptly pay the sums so owing to Purchaser by wire transfer, certified or bank cashier's check.

           (d) VAT Claims. If the Purchaser seeks indemnification for any Tax Claims related to value added tax (VAT), the Purchaser shall cause the Company to try to recover any additional VAT payable by the Company from the customer or from any other contractual party and any payments made by the customer or by any other contractual party shall reduce the indemnification claim of the Purchaser.

           8.13 Assistance and Cooperation Related to Taxes. Purchaser shall cause Company to cooperate with Seller in the defense of any Tax Claim to the maximum extent possible which cooperation shall include - without limitation - to the extent requested by Seller, the retention, and the provision to Seller, of records and information relevant to such defense, and making employees of the Company available on an as needed basis to provide additional information, explanation and depositions. Company shall agree to any strategy, settlement, compromise or other action that Seller may recommend in this context. For the avoidance of doubt, Company may in no event frustrate or cause any of its employees to frustrate Seller's efforts to defend it against Tax Claims by competent tax authorities, including, without limitation, by paying any amounts that are not due (fallig) to the competent tax authorities or any traditional or administrative body or otherwise settling a dispute.



                                  ARTICLE IX

                                 MISCELLANEOUS

           9.1       (Intentionally left blank).

           9.2 Expenses. Unless otherwise provided for in this Agreement, each party hereto shall bear its own expenses with respect to the transactions contemplated hereby, provided, however, that Purchaser shall pay all taxes and notary fees, including, but not limited to, value added taxes, sales taxes, use taxes, stamp taxes, transfer taxes (including real estate transfer taxes, if any), service and like taxes, if any, imposed by any Governmental Authority in connection with the transfer and assignment of the Shares or other transaction contemplated by this Agreement with the exception of any direct taxes imposed on the Seller in connection with the sale and transfer of the Shares.

           9.3 Amendment. This Agreement may be amended or supplemented only by an instrument in writing, or - if required by applicable law - in notarial form, in each case executed by the party against whom enforcement is sought. This shall also apply to any amendment of this Section 9.3.

           9.4 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be (a) in writing, (b) deemed to have been given, (i) when received, if given in person or by courier or a courier service, or (ii) on the date of transmission if sent by telex, facsimile or other wire transmission so long as a copy is delivered by overnight courier the next Business Day and (c) addressed as follows:

                               (x) If to Seller, addressed as follows:

                               Comdisco Factoring (Nederland) B.V.
                               c/o Comdisco Global Holding Company, Inc.
                               6111 North River Road
                               Rosemont, Illinois 60018
                               Attention: Robert E.T. Lackey
                               Telephone: +1 847 518 5208
                               Facsimile: +1 847 518 5088

with a copy (which shall not constitute notice) to:

                               Skadden, Arps, Slate, Meagher & Flom LLP
                               Schwarzenbergplatz 6
                               A-1030 Vienna
                               Attention:          Albert Adametz
                                                   Andreas Frohner
                               Telephone: +43 1 710 77 300
                               Facsimile: +43 1 710 77 303

                               (y) If to Purchaser, addressed as follows:

                               Comprendium Investment (Deutschland) GmbH
                               c/o Reichlin & Hess Rechtsanwalte
                               Hofstrasse 1a
                               CH-6300 Zug
                               Attention: Dr. Paul Thalmann
                               Telephone: +41 41 729 10 70
                               Facsimile: +41 41 729 10 80


or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

           9.5 Waivers. The failure of a party hereto at any time or times to require performance of any provision in this Agreement shall not affect , in any manner, such party's right to enforce such provision. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

           9.6 Interpretation. The headings of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitation," respectively. Underscored references to Articles, Sections, Subsections or Schedules shall refer to those portions of this Agreement. Consummation of the transactions contemplated herein shall not be deemed a waiver of a breach of or inaccuracy in any representation, warranty or covenant or of any party's rights and remedies with regard thereto. No specific representation, warranty or covenant contained herein shall limit the generality or applicability of a more general representation, warranty or covenant contained herein. A breach of or inaccuracy in any representation, warranty or covenant shall not be affected by the fact that any more general or less general representation, warranty or covenant was not also breached or inaccurate.

           9.7 Governing Law, Arbitration. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall be governed by and construed and enforced in accordance with the laws of Germany without regard to the rules and principles of conflict of laws. Any dispute, controversy or claim arising out of or in connection with this Agreement shall be referred to and finally settled by arbitration under and in accordance with the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with those rules. The place of arbitration shall be Paris, France. The arbitration proceedings shall be conducted, and the award shall be rendered, in the English language.

           9.8 Assignment. Each party shall not assign any claims under this Agreement without the prior written consent of the other party, with the exception of intra-group transfers to entities which are at least 90 % controlled by the party making the transfer and any such prohibited assignment shall be void. Notwithstanding the foregoing, Purchaser acknowledges and agrees that Seller may at any time assign its claims under Section 2.3 to any third party in its sole discretion. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties.

           9.9 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective affiliates, directors, officers, employees, agents and representatives, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

           9.10 Further Assurances. The Purchaser shall and shall cause the Company from time to time to execute and deliver all such further documents and instruments and do all acts and things as the Seller may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement. Upon the reasonable request of Purchaser, Seller shall on and after the Closing Date execute and deliver to Purchaser such other documents, releases, assignments and other instruments as may be required to effectuate completely the transfer and assignment to Purchaser of, and to vest fully in Purchaser title to, the Shares and to otherwise carry out the purposes of this Agreement.

           9.11 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable or contain an inadvertant gap, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and the parties hereby undertake to use their best efforts to agree on a valid, legal and enforceable substitute provision or substitute provisions (or in the case of a gap, additional provision) which, while valid, will achieve as closely as possible the same economic effects as the invalid provision or provisions.

           9.12 Entire Understanding. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements, arrangements and understandings between the parties.